Exhibit 99.1

FOR IMMEDIATE RELEASE

Industry Leader, Dan Mondor, Named CEO of Concurrent

Gary Trimm to Retire and act as a Consultant for the Company

ATLANTA, Georgia, April 9, 2008 - Concurrent (NASDAQ: CCUR), a worldwide leader of on-demand technology that is shaping the future of television, announced today that telecommunications leader Dan Mondor is joining Concurrent to assume the role of Chief Executive Officer effective April 23, 2008.  Mr. Mondor is also joining Concurrent’s Board of Directors.  Coinciding with Mr. Mondor’s arrival, Gary Trimm is retiring from his role as Chief Executive Officer and will resign from the Board of Directors.  Both Mr. Trimm and Mr. Mondor will participate on the company’s earnings conference call on April 25, 2008.  Following his retirement, Mr. Trimm will continue to serve as a part-time consultant for Concurrent.  Mr. Trimm has served as Chief Executive Officer since the summer of 2004.

Mr. Mondor has over 28 years of industry experience with leading global corporations in general management, sales, marketing, and strategic planning.  Prior to joining Concurrent, Mr. Mondor held a number of senior executive positions with Mitel Network Solutions, Inc., Nortel Networks, Inc. and Siemens Corporation.  Most recently, he was President of Mitel Networks Inc., with responsibility for Mitel's US region.  Prior to joining Mitel, he was Vice President and General Manager of Nortel's global Cable MSO business and held a number of senior executive positions during his 16 year career at Nortel. He was with Siemens AG from 1984-90 and began his career with Bell-Northern Research.  A native of Canada, Mr. Mondor has a Masters of Engineering from the University of Ottawa and a BS in Electrical Engineering from the University of Manitoba.

Steve Nussrallah, Concurrent's chairman of the board, stated, "I am excited that Dan will be leading Concurrent.  He brings tremendous industry experience and business leadership to the company that we expect will launch Concurrent to a new level.  Gary Trimm did an excellent job turning the business around and built a strong foundation that we believe Dan Mondor will be able to capitalize upon for the benefit of our employees and shareholders.  We believe Concurrent has a great future with an excellent lineup of next generation products in our Video on Demand and Real Time businesses.  We have a great team in place to address these and our new initiatives in Advanced Advertising, High Performance Storage, and Audience Measurement.”

Mr. Trimm commented, “I've had the great satisfaction to serve as the CEO of a wonderful company, and I am delighted that Dan Mondor will continue to build on the work we have done over the last four years. Dan is an industry veteran who has a proven track record of driving revenue growth.  We are excited about the skill and leadership qualities Dan brings to the job.  In addition, the board and I are committed to assuring a successful transition and I look forward to remaining in a consulting capacity to help ensure that Dan and Concurrent are successful."

Said Mr. Mondor, "I'm extremely excited about joining Concurrent and leading the company forward.  Gary and the entire Concurrent team have built an extremely strong foundation for the company.  Concurrent's proven ability as an innovator in real-time and on-demand solutions give it the right to lay claim as a global leader.  The company has done a superb job in delivering value and supporting its customers and is extremely well positioned to move forward.”

About Concurrent

Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD).  Concurrent’s Everstream line of advanced reporting and monitoring tools measures the effectiveness of interactive television for over 25 million digital cable subscribers.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com

For more information, contact:

Concurrent Media Relations
Rebecca Biggs
GCI Group
404.242.8763
rbiggs@gcigroup.com

Concurrent Investor Relations
Kirk Somers
678-258-4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward looking statements include, among others, statements regarding our expectations regarding our Chief Executive Officer’s impact on our business and statements regarding our products and product development.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Such risks and uncertainties include our ability to meet customer schedules and demands and deployment and integration goals.

Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on August 31, 2007, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

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Concurrent Computer Corporation its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.